UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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Securities Exchange Act of 1934

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PUMA BIOTECHNOLOGY, INC.

(Name of the Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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News Release

Puma Biotechnology Shareholders Overwhelmingly Reject Eshelman’s

Consent Solicitation

LOS ANGELES , Calif., Jan. 8, 2016 – Puma Biotechnology, Inc. (NYSE: PBYI), a biopharmaceutical company, announced that shareholders representing over 80% of the Company’s shares outstanding have rejected the proposals initiated by Fredric Eshelman by revoking consent on the Company’s Blue Consent Revocation Card or affirmatively withholding consent on Eshelman’s White Card. To the Company’s knowledge, other than the shares held by Eshelman, which account for less than 0.5% of the Company’s shares outstanding, only approximately 0.3% of the Company’s shares outstanding have consented to Eshelman’s proposals as of January 6, 2016.*

“We are grateful for the confidence our shareholders have expressed in our Board and management team,” said Alan H. Auerbach, Chief Executive Officer and President of Puma.

About Puma Biotechnology

Puma Biotechnology, Inc. is a biopharmaceutical company with a focus on the acquisition, development and commercialization of innovative products to enhance cancer care. The Company aims to acquire proprietary rights to these products, by license or otherwise, fund their research and development and bring the products to market. The Company is initially focused on the development of PB272 (oral neratinib), a potent irreversible tyrosine kinase inhibitor, for the treatment of patients with HER2-positive breast cancer and patients with non-small cell lung cancer, breast cancer and other solid tumors that have a HER2 mutation.

Further information about Puma Biotechnology may be found at www.pumabiotechnology.com.

* This information does not necessarily reflect the final results of the consent solicitation since shareholders maintain the right to change their position.

Additional Information and Where You Can Find It

The Company and certain of its directors and executive officers may be deemed to be participants in a solicitation of consent revocations from the Company’s shareholders in connection with the consent solicitation by Dr. Fredric N. Eshelman. The Company has filed a definitive consent revocation statement with the SEC in connection with such consent solicitation (the “Consent Revocation Statement”). Information regarding the names of the Company’s directors and executive officers and their respective interests in the Company by security holdings or otherwise is set forth in the Consent Revocation Statement filed with the SEC on December 10, 2015. This document is available free of charge at the SEC’s website at www.sec.gov. Additional information regarding the interests of potential participants will be included in the Consent Revocation Statement and any other relevant documents filed with the SEC in connection with the consent solicitation.

The Company has filed the definitive Consent Revocation Statement with the SEC and has mailed the definitive Consent Revocation Statement and a consent revocation card to each shareholder entitled to deliver a written consent in connection with the consent solicitation. THE COMPANY URGES INVESTORS TO READ ANY CONSENT REVOCATION STATEMENT (INCLUDING ANY SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT THE COMPANY

MAY FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Shareholders will be able to obtain, free of charge, copies of any Consent Revocation Statement and any other documents filed by the Company with the SEC in connection with the consent solicitation at the SEC’s website at www.sec.gov.

Contacts:

Alan H. Auerbach or Mariann Ohanesian, Puma Biotechnology, Inc., +1 424 248 6500

info@pumabiotechnology.com

ir@pumabiotechnology.com

Scott Winter or Larry Miller, Innisfree M&A Incorporated, +1 212 750 5833

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